UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                )

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Filed by a Party other than the Registrant   ☐

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☐	Soliciting Material Pursuant to §240.14a-12

Medtronic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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710 Medtronic Parkway

Minneapolis, Minnesota 55432
Telephone: 763-514-4000

July 23, 2004

Dear Shareholder:

      You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Thursday, August 26, 2004, at 10:30 a.m. (Central Daylight Time) at Medtronic’s World Headquarters, 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota.

      The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

      We invite you to join us beginning at 9:30 a.m. to view Medtronic’s interactive product displays. Product specialists will be available to answer your questions before and after the Annual Meeting.

      Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the Annual Meeting in person, you may vote your shares by internet or telephone as described in the following materials or by completing and signing the proxy card and promptly returning it in the envelope provided.

      We look forward to seeing you at the Annual Meeting.

Sincerely,

Arthur D. Collins, Jr.

Chairman of the Board and Chief Executive Officer

When Life Depends on Medical Technology

VOTING METHODS

      If you are a shareholder of record, hold shares through a Medtronic stock benefit plan, or through a broker or bank, you may vote your shares through the internet, by telephone or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save administrative and postage costs by voting through the internet or by telephone. Each method is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on August 25, 2004 and will ensure that your vote is confirmed and counted immediately. To vote:

BY INTERNET

•	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week.

•	Enter the control number and Personal Identification Number (PIN) (if required) as shown on your proxy card or electronic notification.

•	Complete the electronic ballot and submit your voting instructions.

BY TELEPHONE

•	From a touch-tone telephone, call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week.

•	Enter the control number shown on your proxy card or electronic notification.

•	Follow the simple recorded instructions.

BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

E-DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

          Medtronic offers shareholders the choice to receive future annual reports and proxy materials electronically over the internet instead of receiving paper copies through the mail. This will save Medtronic the cost of printing and mailing them. Whether you hold shares registered directly in your name (“registered shareholders”), through a Medtronic stock plan, or through a broker or bank (“street name shareholders”), you can enroll at the website www.medtronic.com by following these easy steps:

•	Click on Investor Relations under About Medtronic
•	Click on Electronic Delivery of Proxy Materials in the Shareholder Services Section
•	Follow the prompts to submit your electronic consent

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting/.

MEDTRONIC, INC.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

TIME	10:30 a.m. (Central Daylight Time) on Thursday, August 26, 2004.

PLACE	Medtronic World Headquarters 710 Medtronic Parkway Minneapolis (Fridley), Minnesota 55432

ITEMS OF BUSINESS	1. To elect three Class III directors for three-year terms.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.

3. To consider and act upon a shareholder proposal regarding elimination of charitable contributions.

4. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on July 2, 2004.

VOTING BY PROXY	If you cannot attend the Annual Meeting, you may vote your shares over the internet or by telephone, or by completing and promptly returning the enclosed proxy card in the envelope provided. Internet and telephone voting procedures are described in the Questions and Answers section on page 1 and on the proxy card provided to you.

ANNUAL REPORT	Medtronic’s 2004 Annual Report, which is not part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors,

Ronald E. Lund
Secretary

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about July 23, 2004.

i

YOUR VOTE IS IMPORTANT

          If you are a shareholder of record, hold shares through a Medtronic stock benefit plan or through a broker or bank, you can vote your shares via the internet or by telephone by following the instructions on your proxy card or electronic notification. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope.

ii

710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: 763-514-4000

PROXY STATEMENT

Annual Meeting of Shareholders
August 26, 2004

      We are providing these proxy materials in connection with the solicitation by the Board of Directors of Medtronic, Inc. (“Medtronic”) of proxies to be voted at Medtronic’s Annual Meeting of Shareholders to be held on August 26, 2004, and at any adjournment of the meeting.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

      There are three proposals scheduled to be voted on at the meeting:

•	Elect three directors.

•	Ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.

•	Shareholder proposal regarding elimination of charitable contributions, if properly presented at the meeting.

Who is entitled to vote?

      Shareholders as of the close of business on July 2, 2004 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”).

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

•	Credited to your account in Medtronic’s Employee Stock Ownership and Supplemental Retirement Plan.

What constitutes a quorum?

      A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 1,209,331,777 shares of Medtronic common stock were outstanding.

How many votes are required to approve each proposal?

      The three candidates for election as directors who receive the highest number of affirmative votes will be elected. Each of the other proposals requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote, provided that such majority is greater than 25% of our outstanding shares.

How are votes counted?

      You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” or “AGAINST” the other proposals as recommended by the Board.

What is a broker non-vote?

      If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

How does the Board recommend that I vote?

      Medtronic’s Board recommends that you vote your shares:

•	“FOR” each of the director nominees and ratification of PricewaterhouseCoopers LLP.

•	“AGAINST” the shareholder proposal.

How do I vote my shares without attending the meeting?

      If you are a shareholder of record or hold shares through a Medtronic stock plan, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you do not need to return your proxy card.

•	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

      Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on August 25, 2004.

How do I vote my shares in person at the meeting?

      If you are a shareholder of record and prefer to vote your shares at the meeting, you should bring the enclosed proxy card or proof of identification. You may vote shares held in street name at the meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

      Even if you plan to attend the meeting, we encourage you to vote in advance by internet, telephone or proxy card so your vote will be counted even if you later decide not to attend the meeting.

What does it mean if I receive more than one proxy card?

      It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you vote by internet or telephone, vote once for each proxy card you receive.

May I change my vote?

      Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy at any time by:

•	Sending a written statement to that effect to the Corporate Secretary of Medtronic.

•	Voting by internet or telephone at a later time.

•	Submitting a properly signed proxy card with a later date.

•	Voting in person at the Annual Meeting.

Can I receive future proxy materials electronically?

      Yes. If you are a shareholder of record or hold shares through a Medtronic stock plan, you may receive future proxy statements and annual reports online. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you hold shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. See the inside front cover of this proxy statement for easy instructions on how to sign up for electronic delivery.

      If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

What are the costs and benefits of electronic delivery of Annual Meeting materials?

      There is no cost to you for electronic delivery. You may incur the usual expenses associated with internet access, such as telephone charges or charges from your internet service provider. Electronic delivery ensures quicker delivery, allows you to print the materials at your computer and makes it convenient to vote your shares online. Electronic delivery also saves Medtronic significant postage and processing costs.

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors and Nominees

      The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. William R. Brody, M.D., Ph.D., Arthur D. Collins, Jr. and Antonio M. Gotto, Jr., M.D., D. Phil. are the Class III directors whose terms expire at this Annual Meeting and who have been nominated for re-election to the Board to serve until the 2007 Annual Meeting or until their successors are elected and qualified. All of the nominees are currently directors and were elected to the Board of Directors by the shareholders.

      All of the nominees have consented to being named as a nominee in this Proxy Statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 2007 (CLASS III):

THE BOARD RECOMMENDS A VOTE FOR THESE NOMINEES.

WILLIAM R. BRODY, M.D., Ph.D. Director since 1998
President of The Johns Hopkins University        age 60
Dr. Brody has been President of The Johns Hopkins University since September 1996; Provost of the University of Minnesota Academic Health Center from September 1994 to May 1996; Martin Donner Professor and Director of the Department of Radiology at The Johns Hopkins University School of Medicine from 1987 to 1994. He is also a director of AEGON, USA (insurance and investment products), a division of AEGON, N.V. and Mercantile Bankshares Corporation (bank holding company).

ARTHUR D. COLLINS, JR. Director since 1994
Chairman of the Board and Chief Executive Officer,        age 56
Medtronic, Inc.
Mr. Collins has been Chairman of the Board and Chief Executive Officer of Medtronic since April 2002; President and Chief Executive Officer from May 2001 to April 2002; President and Chief Operating Officer from August 1996 to April 2001; Chief Operating Officer from January 1994 to August 1996; and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. He is also a director of U.S. Bancorp and Cargill, Inc., a member of the Board of Overseers of The Wharton School at the University of Pennsylvania and Chairman of AdvaMed (Advanced Medical Technology Industry Association).

ANTONIO M. GOTTO, JR., M.D., D. Phil. Director since 1992
Dean of Weill Medical College and Provost for        age 68
Medical Affairs, Cornell University
Dr. Gotto has been Dean of the Weill Medical College of Cornell University and Provost for Medical Affairs, Cornell University, since January 1997. He was Chairman and Professor of the Department of Medicine at Baylor College of Medicine and Methodist Hospital from 1977 through 1996 and former J. S. Abercrombie Chair, Atherosclerosis and Lipoprotein Research from 1976 to 1996. He is Past President, International Atherosclerosis Society, Past President, American Heart Association, a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Academy of Arts and Sciences.

DIRECTORS CONTINUING IN OFFICE UNTIL 2006 (CLASS II):

RICHARD H. ANDERSON Director since 2002
Chief Executive Officer, Northwest Airlines Corporation        age 49
Mr. Anderson was named Chief Executive Officer of Northwest Airlines Corporation and its principal subsidiary, Northwest Airlines, in February 2001. Prior to this appointment, he was Executive Vice President and Chief Operating Officer for Northwest, a position he held since December 1998. Mr. Anderson joined Northwest in November 1990 as Vice President and Deputy General Counsel and later served as Executive Vice President — Technical Operations, Flight Operations and Airport Affairs. Prior to joining Northwest, Mr. Anderson was staff vice president and deputy general counsel for Continental Airlines. He began with Continental in 1987. Mr. Anderson serves on the Boards of Directors of Northwest Airlines Corporation, Xcel Energy, Inc., Mesaba Holdings, Inc., the Minneapolis Institute of Arts, the Henry Ford Museum and Greenfield Village.

MICHAEL R. BONSIGNORE Director since 1999
Retired Chairman and Chief Executive Officer,        age 63
Honeywell International, Inc.
Mr. Bonsignore has been the Retired Chairman and Chief Executive Officer of Honeywell International, Inc. (diversified technology and manufacturing company) since July 2001, and previously was the Chairman of the Board of Honeywell International, Inc. from April 2000 to July 2001; Chief Executive Officer of Honeywell International from December 1999 to July 2001; Chairman of the Board and Chief Executive Officer of Honeywell, Inc. from April 1993 to December 1999; Executive Vice President and Chief Operating Officer of the International and Home & Building Control Business of Honeywell, Inc. from 1990 to 1993; President of Honeywell’s International business from 1987 to 1990; and President of Honeywell Europe from 1983 to 1987. Mr. Bonsignore is a member of the National Geographic Society Board of Trustees.

GORDON M. SPRENGER Director since 1991
Retired President and Chief Executive Officer,        age 67
Allina Health System
Mr. Sprenger has been the Retired President and Chief Executive officer of Allina Health System (health care delivery) since October 2001, and previously was President and Chief Executive Officer of Allina Health System from June 1999 to October 2001; Chief Executive Officer of Allina Health System from April 1999 to June 1999; Executive Officer of Allina Health System from July 1994 to April 1999; Chief Executive Officer and director of HealthSpan Health Systems Corporation (a health care delivery company that merged with Medica Health Plan in 1994 to form Allina Health System) from 1992 to 1994; President and Chief Executive Officer of LifeSpan, Inc. (health care delivery) from 1982 to 1992; and Chief Executive Officer of Abbott-Northwestern Hospital from 1982 to 1992. He is also a director of The St. Paul Companies, Inc. (insurance) and Past Chair of the Board of the American Hospital Association.

DIRECTORS CONTINUING IN OFFICE UNTIL 2005 (CLASS I):

SHIRLEY ANN JACKSON, Ph.D. Director since 2002
President of Rensselaer Polytechnic Institute        age 57
Dr. Jackson has been President of Rensselaer Polytechnic Institute since July 1999. She was Chair of the U.S. Nuclear Regulatory Commission from July 1995 to July 1999; Professor of Physics at Rutgers University from 1991 to 1995; Research Physicist for AT&T Bell Laboratories from 1976 to 1991. She is a member of the National Academy of Engineering and is a Fellow of the American Academy of Arts and Sciences and of the American Physical Society. She is a trustee of the Brookings Institution, a Life Trustee of M.I.T. and a member of the Counsel on Foreign Relations. Dr. Jackson is also a director of the New York Stock Exchange, Federal Express Corporation, AT&T Corporation, Marathon Oil Corporation, U.S. Steel Corporation, and Public Service Enterprise Group.

DENISE M. O’LEARY Director since 2000
Private Venture Capital Investor        age 47
Ms. O’Leary has been a private venture capital investor in a variety of early stage companies since 1996. She was with Menlo Ventures, a venture capital investment company, from 1983 to 1996 and served as a General Partner from 1987 to 1996. Ms. O’Leary is also a director of America West Holdings Corporation (the parent of America West Airlines) and Chiron Corporation (biotechnology), and a member of the Stanford University Board of Trustees, Chair of the Stanford Board Committee for the Stanford Medical Center and Chair of the Board of Directors of Stanford Hospitals and Clinics.

JEAN-PIERRE ROSSO Director since 1998
Retired Chairman of CNH Global N.V.        age 64
Mr. Rosso served as Chairman of CNH Global N.V. (agricultural and construction equipment) from November 1999 until his retirement in May 2004; was Chief Executive Officer of CNH Global N.V. from November 1999 to November 2000; Chairman and Chief Executive Officer of Case Corporation (agricultural and construction Equipment) from March 1996 to November 1999; President and Chief Executive Officer of Case Corporation from April 1994 to March 1996. He was President of the Home & Building Control Business of Honeywell, Inc. from 1992 to 1994; President of European operations of Honeywell, Inc. from 1987 through 1991. He is also a director of ADC Telecommunications, Inc. and Eurazeo.

JACK W. SCHULER Director since 1990
Chairman of the Board of Stericycle, Inc.        age 63
and Ventana Medical Systems, Inc.
Mr. Schuler has been Chairman of the Board of Stericycle, Inc. (medical waste treatment and recycling) since March 1990 and Chairman of the Board of Ventana Medical Systems, Inc. (immunohistochemistry diagnostic systems) since November 1995; was President and Chief Operating Officer of Abbott Laboratories (health care products) from January 1987 to August 1989; a director of that company from April 1985 to August; 1989 and Executive Vice President from 1985 to 1987.

GOVERNANCE OF MEDTRONIC

Our Corporate Governance Principles

      In fiscal 1996, the Board of Directors adopted Principles of Corporate Governance (the “Governance Principles”). In 2004, following Securities and Exchange Commission (“SEC”) approval of final New York Stock Exchange (“NYSE”) corporate governance listing standards, the Board updated the Governance Principles, approved new charters for the Audit, Compensation and Corporate Governance Committees, approved a revised Code of Conduct applicable to Medtronic’s officers and employees and adopted a Code of Business Conduct and Ethics for members of the Board. The Governance Principles describe Medtronic’s corporate governance practices and policies, and provide a framework for the governance of Medtronic. Among other things, the Governance Principles provide that:

•	A majority of the members of the Board must be independent directors, and no more than three directors may be Medtronic employees. Currently only one director, Medtronic’s Chairman and CEO, is not independent.

•	The Audit, Compensation, Corporate Governance and Technology and Quality Committees consist entirely of independent directors. In accordance with SEC and NYSE requirements, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

•	The Corporate Governance Committee, which consists of all the independent directors on the Board, annually evaluates the performance of the CEO and oversees an annual evaluation of the Board and its committees. The Nominating Subcommittee of the Corporate Governance Committee evaluates the performance of each director whose term is expiring based on criteria set forth in the Governance Principles.

      Our Governance Principles, the charters of our Audit, Compensation, Corporate Governance and Technology and Quality Committees and our codes of conduct are published on our website at www.medtronic.com under the “Corporate Governance” caption. Our Audit Committee charter is also attached as Appendix A to this Proxy Statement. From time to time the Board reviews and updates these documents as it deems necessary and appropriate.

Committees of the Board and Meetings

      The Board has four standing committees with the principal functions described below.

Audit Committee

•	Oversees the integrity of Medtronic’s financial reporting

•	Oversees Medtronic’s legal compliance function

•	Reviews annual and quarterly financial statements and discusses policy with respect to earnings releases

•	Reviews major changes to Medtronic’s accounting and auditing principles and practices

•	Reviews and makes recommendations regarding performance objectives developed by management, including review of Medtronic’s annual and long-range operating plans

•	Hires the firm to be appointed as Medtronic’s independent auditors and oversees relationship with independent auditors

•	Pre-approves all audit and permitted non-audit services to be provided by the independent auditors

•	Reviews scope of the annual audit and internal audit programs

•	Reviews the adequacy and effectiveness of Medtronic’s internal control over financial reporting and disclosure controls and procedures

•	Meets periodically with management to review Medtronic’s major financial and business risk exposures and steps taken to monitor and control these exposures

•	Establishes procedures concerning the submission, receipt, retention and treatment of complaints and concerns regarding internal accounting controls, accounting and auditing matters

•	Meets privately in separate executive sessions periodically with management, internal audit and independent auditors.

Compensation Committee

•	Establishes executive compensation policies and guiding principles

•	Annually reviews and approves corporate goals and objectives relevant to compensation of the CEO, establishes compensation of the CEO, based on evaluations conducted by Corporate Governance Committee, and other top four proxy executives

•	Makes recommendations to the Board with respect to incentive-compensation plans and equity-based compensation plans

•	Evaluates the design of compensation and qualified benefit programs

•	Establishes compensation for non-management directors and recommends changes to the full Board.

Corporate Governance Committee

•	Addresses matters of corporate governance and reviews and recommends to the Board changes to the Governance Principles

•	Evaluates qualifications and candidates for positions on the Board

•	Annually evaluates the CEO’s performance in light of goals and objectives set by the Compensation Committee and communicates results of evaluation to that Committee

•	Annually reviews performance of senior management

•	Oversees an annual evaluation of the Board and its committees

•	Reviews succession plans and makes recommendations to the Board

•	Maintains a Nominating Subcommittee which recommends to the full Committee criteria for selecting new directors, nominees for Board membership and the positions of Chairman, Chief Executive Officer and Chair of the Corporate Governance Committee (lead director) and whether a director should be invited to stand for re-election. The Subcommittee is comprised of the Chair of the Corporate Governance Committee plus, generally, one director selected from each class of directors.

      The Corporate Governance Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria to all candidates. Any shareholder who wishes to recommend a prospective nominee for the Board for consideration by the Corporate Governance Committee must notify the Corporate Secretary in writing at Medtronic’s offices at 710 Medtronic Parkway, Minneapolis, MN 55432 no later than March 25, 2005. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set out in the Governance Principles.

      If the Corporate Governance Committee identifies a need to replace a current member of the Board, to fill a vacancy in the Board, or to expand the size of the Board, the Committee considers candidates from a variety of sources. The process followed by the Committee to identify and evaluate candidates includes (a) meetings to evaluate biographical information and background material relating to candidates, and (b) interviews of selected candidates by members of the Committee. Recommendations by the Committee of candidates for inclusion in the Board slate of director nominees are based upon the criteria set forth in the Governance Principles. These criteria include business experience and skills, independence, distinction in their activities, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with Medtronic’s interests. The Committee also considers any other relevant factors that it may from time to time deem appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluation of all prospective nominees.

      After completing interviews and the evaluation process, the Committee makes a recommendation to the full Board as to persons who should be nominated by the Board. The Board determines the nominees after considering the recommendations and report of the Committee and making such other evaluation as it deems appropriate.

      Alternatively, shareholders intending to appear at the annual meeting of shareholders to nominate a candidate for election by the shareholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Committee was not requested to consider his or her candidacy) must comply with the procedures in Medtronic’s articles of incorporation, which are described under “Other Information — Shareholder Proposals and Director Nominations” below.

Technology and Quality Committee

•	Reviews policies, practices, processes and quality programs concerning technological and product research

•	Reviews quality process matters with Medtronic’s chief quality officer

•	Reviews efforts and investments in developing new products and businesses

•	Evaluates Medtronic’s technological education and recognition programs.

      Beginning in 2004, the Board convened a Special Committee, comprised of Richard H. Anderson, Jean-Pierre Rosso and Jack W. Schuler, to conduct an independent evaluation of certain allegations made in a civil qui tam complaint under the federal False Claims Act against a subsidiary of the Company. For more information about the complaint, please see the “Legal Proceedings” section in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004.

      The following table summarizes the current membership of the Board and each of its committees, as well as the number of times each committee met during the fiscal year ended April 30, 2004 (“fiscal 2004”).

				Corporate	Technology
	Board	Audit	Compensation	Governance	and Quality

Mr. Anderson	X		X	X	X

Mr. Bonsignore	X	X	Chair	X

Dr. Brody	X			X*	Chair

Mr. Collins	Chair

Dr. Gotto	X			X	X

Dr. Jackson	X			X*	X

Ms. O’Leary	X	X		X*

Mr. Rosso	X	Chair	X	X

Mr. Schuler	X	X	X	Chair*

Mr. Sprenger	X		X	X

Number of fiscal 2004 meetings	6	8	3	4	3

*	Denotes member of Nominating Subcommittee, which met three times in fiscal 2004.

     Each director attended 75% or more of the total meetings of the Board and Board committees on which the director served.

Director Compensation

      Under the Medtronic, Inc. Outside Director Stock Compensation Plan (the “Director Plan”), non-employee director compensation has four components: an annual retainer, an annual cash stipend (committee chairs only), an annual stock option grant and an annual grant of deferred stock units. In addition, all new non-employee directors receive an initial stock option grant.

      The annual retainer for all non-employee directors for the 2004-2005 plan year (September 1, 2004 through August 31, 2005) is $60,000. The Chair of the Corporate Governance Committee receives an additional cash stipend of $10,000. The Chairs of the Audit, Compensation and Technology and Quality Committees receive an additional cash stipend of $6,500. Members of the Special Committee receive an additional annual fee of $10,000, paid quarterly ($2,500 per quarter), so long as the committee is convened. Each director has the choice of taking 100% of the annual retainer and annual cash stipend in cash or in a stock option. If an option is chosen, the number of shares subject to the option will equal four times the amount of the annual retainer and annual cash stipend foregone, divided by the fair market value of a share of Medtronic common stock on the last day of the plan year (which will also be the exercise price of the option). These options expire on the tenth anniversary of the date of grant. The annual retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year.

      Each non-employee director also receives on the first day of each plan year an annual stock option grant for a number of shares of Medtronic common stock equal to the amount of the annual retainer divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option). These options expire at the earlier of the tenth anniversary of the date of grant or five years after the holder ceases to be a Medtronic director.

      On the last day of each plan year, each non-employee director is granted a number of deferred stock units (each representing the right to receive one share of Medtronic common stock) equal to the amount of the annual retainer earned divided by the average of the fair market value of a share of Medtronic common stock for the last 20 trading days during the plan year. Dividends paid on Medtronic common stock are credited to a director’s stock unit account in the form of additional stock units. The balance in a director’s stock unit account will be distributed to the director in the form of shares of Medtronic common stock upon resignation or retirement from the Board in a single distribution or, at the director’s option, in five equal annual distributions.

      On the date he or she first becomes a director, each new non-employee director also receives a one-time initial stock option grant for a number of shares of Medtronic common stock equal to two times the amount of the annual retainer divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option). These options expire at the earlier of the tenth anniversary of the date of grant or five years after the holder ceases to be a Medtronic director.

      All of the non-employee director stock options described above vest and are exercisable in full on the date of grant, except that a director initially appointed by the Board will generally not be entitled to exercise any stock option until the director has been elected to the Board by Medtronic’s shareholders. To more closely align their interests with those of shareholders generally, directors are encouraged to own stock of the Company in an amount equal to five times the annual Board retainer fees. Such holdings should be considered long-term investments and be achieved within five years of joining the Board. Each director must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises or share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and income taxes. For share issuances, net gain shares are those remaining after payment of income taxes. Shares retained may be sold after three years. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement/termination.

      As part of its overall program to promote charitable giving, the Medtronic Foundation matches gifts by Medtronic employees and directors to qualified educational institutions up to $7,000 per fiscal year. In addition, for any individual who became a director prior to July 1, 1998 and has served five or more years, the director may recommend charitable institutions to which Medtronic will make a total contribution of $1 million at the time of the director’s death.

Certain Relationships and Related Transactions

      During fiscal 2004, Tino Schuler, a son of director Jack W. Schuler, was employed by Medtronic as a director of marketing. Mr. Tino Schuler has worked for Xomed since August 1993. Xomed was acquired by Medtronic in 1999. Mr. Tino Schuler was paid an aggregate salary and bonus of $139,469 for his services during fiscal 2004. Director Gordon M. Sprenger’s son, Michael G. Sprenger, also worked as a director of marketing for Medtronic during fiscal 2004, receiving an aggregate salary and bonus of $157,189. Mr. Michael Sprenger has been a Medtronic employee since May 1989, prior to his father’s election to Medtronic’s Board in September 1991. Both Mr. Tino Schuler and Mr. Michael Sprenger received in fiscal 2004, in addition to their salaries and bonuses, the standard benefits provided to other Company employees.

Our Codes of Conduct

      All of our employees, including our Chief Executive Officer and other senior executives, are required to comply with our long-standing Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code to the attention of Medtronic, through management or Company legal counsel or by using Medtronic’s confidential compliance line. Our

Code of Conduct was recently amended to include certain specific policies (collectively, the “Code of Ethics for Senior Financial Officers”) applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer and Controller and to other senior financial officers designated from time to time by our Chief Executive Officer, in respect of internal controls, the public disclosures of Medtronic, violations of the securities or other laws, rules or regulations and conflicts of interest. In 2004, the Board of Directors adopted a Code of Business Conduct and Ethics for members of the Board in respect of director responsibilities, conflicts of interest, strict adherence to applicable laws and regulations, and promotion of ethical behavior.

      Our codes of conduct are published on our website, at www.medtronic.com, under the “Corporate Governance” caption. We intend to disclose future amendments to, or waivers for directors and executive officers of, our codes of conduct on our website promptly following the date of such amendment or waiver.

Lead Director; Executive Sessions

      The Chair of our Corporate Governance Committee, Mr. Schuler, is our designated “Lead Director” and presides as the chair at meetings or executive sessions of the independent directors. At this time, six regular meetings of our Board are held each year and at each Board meeting our independent directors meet in executive session with no Company management present. The membership of each of our four standing Board committees — Audit Committee, Compensation Committee, Corporate Governance Committee and Technology and Quality Committee — consists solely of independent directors, and at each meeting of a Board committee the members meet in executive session with no Company management present.

Complaint Procedure; Communications with Directors

      The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding accounting, internal controls or auditing matters. Our Board of Directors may also be contacted via e-mail at independentdirectors@medtronic.com. Our independent “lead” director, Mr. Schuler, may be contacted via e-mail at leaddirector@medtronic.com. Communications received from shareholders are forwarded directly to Board members as part of the materials sent before the next regularly scheduled Board meeting, although the Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions and other similar communications generally will not be forwarded to the directors.

Audit Committee Financial Experts

      All of our current Audit Committee members — Messrs. Rosso (Chair), Bonsignore and Schuler and Ms. O’Leary — are audit committee financial experts, as that term is defined in SEC rules implementing requirements of the Sarbanes-Oxley Act of 2002.

Audit Committee Pre-Approval Policies

      Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent auditor. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, and audit-related, tax, and other permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, we will obtain the pre-approval of the Audit Committee before engaging the independent auditor. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Director Independence

      Under the NYSE listing standards, to be considered independent, a director must be determined to have no material relationship with Medtronic other than as a director. The listing standards include criteria for assessing the independence of directors, including guidelines relating to directors’ (and their immediate family members’) employment or affiliation with Medtronic or its independent auditor. The listing standards also prohibit Audit Committee members from any direct or indirect financial relationships with Medtronic above certain thresholds, and restrict commercial relationships of all directors with Medtronic. The Audit Committee also satisfies the independence standards of SEC Rule 10A-3.

      The Board of Directors has determined that each of our non-management directors is independent under the NYSE listing standards. In making its independence determinations, the Board noted that each of Mr. Schuler and Mr. Sprenger has a son who is employed by Medtronic, and that each such employee received more than $100,000 in compensation in fiscal year 2004. Mr. Schuler’s son was employed by a company acquired by Medtronic, and continued his employment with Medtronic following the acquisition. Mr. Sprenger’s son was a Medtronic employee prior to Mr. Sprenger’s election to the Board. The Board determined that these relationships are not material to the directors. Each of such employment relationships is maintained on an arm’s length basis; neither family member is an executive officer of Medtronic or a member of the household of the related director; and neither director has any material interest in the employment relationship.

      The Board also considered Mr. Anderson’s position as Chief Executive Officer of Northwest Airlines, which, with the Minneapolis-St. Paul Airport as one of Northwest Airlines’ major hubs, is the airline we use for a significant portion of our employees’ business travel to and from our World Headquarters. The Board determined that this relationship does not impair Mr. Anderson’s independence as a director, since our business relationship with Northwest Airlines pre-dates Mr. Anderson’s election to our Board and is maintained on an arm’s length basis, and the air travel is provided to Medtronic at market rates. Additionally, in making its independence determinations, the Board also noted Ms. O’Leary’s association with the Stanford Medical Center and Stanford Hospitals and Clinics, Dr. Brody’s association with The Johns Hopkins University and Dr. Gotto’s association with the Weill Medical College of Cornell University. We have research and/or business relationships with each of these institutions. The Board determined that such relationships do not impair the independence of Ms. O’Leary and Dr. Brody and Dr. Gotto, since in each case the relationships are maintained on an arm’s length basis and neither the directors nor the institutions with which they are affiliated are given special treatment in these relationships.

Annual Meeting of the Shareholders

      It is has been the longstanding practice of the Company for all directors to attend the Annual Meeting of Shareholders. All directors attended the last Annual Meeting.

SHARE OWNERSHIP INFORMATION

      5% Owners. As reported in filings with the Securities and Exchange Commission, no shareholder beneficially owned more than 5% of Medtronic’s common stock as of July 2, 2004.

      Management Shareholdings. The following table shows the number of shares of Medtronic common stock beneficially owned as of July 2, 2004 by Medtronic’s directors, executive officers identified in the Summary Compensation Table below, and all directors and executive officers as a group.

		Of Shares Beneficially
	Amount and Nature of	Owned, Amount that May Be
Name of Beneficial Owner	Beneficial Ownership(3)(4)	Acquired Within 60 Days

Richard H. Anderson(1)	10,900	7,517
Michael R. Bonsignore	46,461	32,166
William R. Brody, M.D., Ph.D.	57,836	42,335
Arthur D. Collins, Jr.(2)	2,686,493	1,812,011
Michael F. DeMane	268,950	173,507
Antonio M. Gotto, Jr., M.D., D.Phil.	117,845	58,911
William A. Hawkins	158,539	71,516
Shirley Ann Jackson, Ph.D.	14,414	12,874
Stephen H. Mahle	780,304	464,441
Denise M. O’Leary	26,017	23,440
Jean-Pierre Rosso	41,739	37,015
Robert L. Ryan	1,080,140	1,041,807
Jack W. Schuler	121,916	50,880
Gordon M. Sprenger	123,558	60,806
Directors and executive officers as a group (25 persons)	7,777,486	5,738,208

(1)	Mr. Anderson disclaims beneficial ownership of 25 shares that are owned by his minor son.
(2)	Mr. Collins disclaims beneficial ownership of 10,000 shares that are held by the Collins Family Foundation, a charitable trust of which he is one of the trustees.
(3)	Based upon 1,209,331,777 shares outstanding as of July 2, 2004, no director or executive officer beneficially owns more than 1% of the shares outstanding. Medtronic’s directors and executive officers as a group beneficially own approximately 0.64% of the shares outstanding.
(4)	Amounts include the shares shown in the last column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days (on or before August 31, 2004).

     Section 16(a) Beneficial Ownership Reporting Compliance. Based upon a review of reports and written representations furnished to it, Medtronic believes that during fiscal year 2004 all filings with the Securities and Exchange Commission by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of Medtronic’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except for Dr. William Brody who, due to an oversight, did not file timely a report for shares acquired by his family trust in a merger distribution in September 2003. The report was promptly filed upon discovery of the oversight.

REPORT OF THE COMPENSATION COMMITTEE ON

FISCAL 2004 EXECUTIVE COMPENSATION

Overview

      The Compensation Committee of the Board of Directors (the “Committee”) is comprised solely of directors who are not current or former employees of Medtronic, and each is independent as defined by the New York Stock Exchange (NYSE) listing standards. The Committee is responsible for establishing the compensation policies and evaluating the compensation programs for Medtronic’s executive officers and other key employees. The Committee engages independent compensation consultants to assist them in this process. The Committee meets at regularly scheduled executive sessions. In carrying out its duties, the Committee makes all reasonable attempts to satisfy the conditions to exempt executive compensation from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended, unless the Committee determines that such compliance in given circumstances would not be in the best interests of Medtronic and its shareholders.

Compensation Philosophy

      The compensation program for executive officers is designed to:

•	Emphasize performance-based compensation

•	Encourage strong financial performance by establishing aggressive goals and highly leveraged incentive programs

•	Encourage executive stock ownership and alignment with shareholder interests by providing a significant portion of compensation in Medtronic common stock.

      The principal elements of the program consist of base salary, annual incentives and long-term incentives in the form of stock options, performance shares and restricted stock. Medtronic’s philosophy is to position the aggregate of these elements at a level that is commensurate with Medtronic’s size and performance relative to other leading medical equipment and pharmaceutical companies, as well as a larger group of general industry companies. The Committee annually reviews the reasonableness of total compensation levels and mix using public information from comparator company proxy statements and survey information from credible general industry surveys.

      Base Salary. The Committee annually reviews and approves the base salaries of executive officers, taking into consideration individual performance, retention, the level of responsibility, the scope and complexity of the position and competitive practice.

      Annual Incentive Awards. Executive officers are eligible for annual incentives under the shareholder approved Medtronic, Inc. Executive Incentive Plan. This is a formula-based plan with awards based on corporate, geographic and business unit performance. For fiscal 2004, corporate operating performance was assessed against performance measure goals of diluted earnings per share, revenue growth and after-tax return on net assets, with these measures given weights of 50%, 30% and 20%, respectively. Business unit and geographic financial performance were assessed against performance measure goals of earnings before interest and taxes, revenue growth and controllable asset turnover, and in some cases, measures of quality, with these measures assigned respective weights that vary for each participant. For fiscal 2004, executive officers were eligible for target awards ranging from 60% to 100% of base salary. Final awards can range from 0% to 235% of the target amounts, and a threshold level of performance is required before any payout occurs. For fiscal 2004, the CEO was eligible to receive a target award of 100% of base salary. Annual performance was 91% of target and, consequently, the payout for the CEO was 91% of base salary.

      Stock Options. Stock options are granted annually to executive officers. Target awards are based on pre-established grant guidelines that are calibrated to competitive standards. Individual awards vary based on the individual’s responsibilities and performance, ability to impact financial performance and future potential. All grants are made at 100% of fair market value on the grant date.

      Restricted Stock/ Restricted Stock Units. Restricted stock and restricted stock unit grants are made on a limited basis to executive officers, taking into consideration retention and competitive practice. The CEO received a restricted stock unit grant of $2 million in fiscal 2004. The award will cliff vest after five years but will not be distributed until at least one year after the CEO’s retirement. Three other proxy-named executives each received restricted stock unit awards of $3 million in fiscal 2004 related to succession planning/retention initiatives. The awards, once vested, will not be distributed prior to retirement.

      Performance Shares. Senior executives are eligible for grants of performance shares under the Performance Share program. Grants are made annually for overlapping three-year performance periods. Grant targets range from 40% to 100% of base salary. In fiscal 2004, the CEO received a Performance Share grant (for the 2004-2006 cycle) with a target payout equal to 100% of his base salary. Once a threshold level of performance is attained, final awards can range from 20% to 180% of the target amounts. Performance shares are based on performance measures of diluted earnings per share (50%), revenue growth (30%) and after-tax return on net assets (20%). These performance measures are the same for all program participants. The value of the award is based on the average price of Medtronic’s common stock for the last 20 trading days of the performance cycle, up to a maximum of three times the price at the date of grant. Half of the award is paid in Medtronic common stock, with the other half paid in cash or Medtronic common stock at the discretion of the Committee.

      For the 2002-2004 cycle, Medtronic’s cumulative diluted earnings per share performance, average revenue growth and average after-tax return on net assets performance were all at target. Consequently, the payout for this cycle for all executive officers, including the CEO, was 100% of the target award. This award was paid 100% in Medtronic common stock.

      Stock Option Exchange Program. To encourage stock ownership by executives, Medtronic offers a program that allows executives to elect to receive stock options in lieu of some or all of the cash compensation under the Medtronic, Inc. Executive Incentive Plan and the cash or stock compensation under the Performance Share program. Currently under the program, participants receive an option to acquire $4 of stock at market value for every $1 of compensation exchanged. Stock options granted to named executives in fiscal 2004 under this program are disclosed in the “Option/ SAR Grants in Last Fiscal Year” table on page 20 of this Proxy Statement.

      Adjustments for Acquisitions and Charges. In determining award payments with respect to Medtronic’s short-term and long-term incentive programs, the Committee has adopted a long-standing practice of excluding from the calculation of performance results certain acquisitions and in-process research and development, special and other charges. Consistent with this practice, the performance results for the performance period ended in fiscal 2004 excluded a portion of certain acquisitions made during such performance period and the charges related thereto.

      Stock Ownership Requirements. The CEO must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises or share issuances resulting from grants made on or after April 26, 2003. Other executive officers must retain, for a period of three years, 50% of the net after-tax profit shares realized from option exercises or share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and income taxes. For share issuances, net gain shares are those shares remaining after payment of income taxes. Shares retained may be sold after three years. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement/termination.

As of July 2, 2004, all executive officers were in compliance with these stock ownership requirements.

      Compensation of Chief Executive Officer. The CEO’s compensation is comprised of base salary, annual incentive awards and long-term incentives as described above. The CEO received a 4% increase to base salary effective at the beginning of fiscal 2004.

Conclusion

      Consistent with its compensation philosophy, the Committee believes the executive officer compensation program provides incentives to attain strong financial performance and is strongly aligned with shareholder interests. The Committee believes that Medtronic’s compensation program directs the efforts of Medtronic’s executive officers toward the continued achievement of growth and profitability for the benefit of Medtronic’s shareholders.

COMPENSATION COMMITTEE:

Michael R. Bonsignore, Chair	Jack W. Schuler
Richard H. Anderson	Gordon M. Sprenger
Jean-Pierre Rosso

SHAREHOLDER RETURN PERFORMANCE GRAPH

      The graph and table below compare the cumulative total shareholder return on Medtronic’s common stock with the cumulative total shareholder return on the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Equipment Index for the five-year period beginning April 30, 1999. The graph and table assume that $100 was invested on that date in Medtronic’s common stock, the S&P 500 Index and the S&P 500 Health Care Equipment Index and that all dividends were reinvested.

Comparison of Five-Year Cumulative Total Return Among Medtronic,

S&P 500 Index and S&P 500 Health Care Equipment Index

EXECUTIVE COMPENSATION

      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years ended April 30, 2004, April 25, 2003 and April 26, 2002 awarded to or earned by the Chief Executive Officer and each of the other four most highly compensated executive officers of Medtronic.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)(1)(4)	($)(4)	($)(5)

Arthur D. Collins, Jr.	2004	1,070,000	970,169	—	2,000,009	325,475	—	69,585
Chairman and Chief	2003	1,025,000	1,368,683	—	2,000,035	323,824	—	56,564
Executive Officer	2002	950,000	891,936	—		326,672	304,703	48,390
William A. Hawkins	2004	410,000	520,000	83,759	3,000,033	65,204	122,695	26,378
President & Chief	2003	385,000	575,000	—	—	49,031	—	20,235
Operating Officer*	2002	100,963	90,077	—	1,000,040	118,519	—	7,062
Stephen H. Mahle	2004	510,000	230,000	1,649	3,000,033	84,215	102,727	33,878
Executive Vice President &	2003	485,000	500,000	1,177	—	92,058	—	27,956
President, Cardiac	2002	450,500	278,814	660	—	122,682	118,726	23,412
Rhythm Mgmt*
Robert L. Ryan	2004	505,000	—	—	—	104,291		30,630
Senior Vice President &	2003	485,000	—	—	—	112,773	—	28,428
Chief Financial Officer	2002	467,250	—			141,193	—	26,615
Michael F. DeMane	2004	410,000	415,000	—	3,000,033	65,204	121,699	26,639
Senior Vice President &	2003	385,000	410,000	—	—	49,031	—	25,678
President, Spinal, ENT&SNT*

*	Messrs. Hawkins and DeMane became executive officers on January 7, 2002 and April 27, 2002, respectively. Mr. Hawkins served as Senior Vice President & President, Vascular, until May 3, 2004, when he became President and Chief Operating Officer. Mr. Mahle served as Senior Vice President & President, Cardiac Rhythm Management, from January 3, 1998 until May 3, 2004, when he became Executive Vice President & President, Cardiac Rhythm Management.

(1)	“Bonus” column does not include cash bonus payments that Mr. Ryan elected to forgo in order to receive stock options granted in lieu of all of his cash bonus compensation under the Medtronic, Inc. Executive Incentive Plan. The cash bonus payments forgone by Mr. Ryan were: fiscal 2004, $280,000; fiscal 2003, $375,000 and fiscal 2002, $292,461. These stock options are included in the “Securities Underlying Options/ SARs” column. See “Report of the Compensation Committee on Fiscal 2004 Executive Compensation — Stock Option Exchange Program” and “Option/ SAR Grants in Last Fiscal Year,” below. “Bonus” column includes for Mr. Hawkins cash payments totaling $200,000, $275,000 and $25,000 for fiscal 2004, fiscal 2003 and fiscal 2002, respectively, as a signing bonus related to his offer of employment with Medtronic. “Bonus” column includes for Mr. DeMane cash payments totaling $95,000 each for fiscal 2004 and fiscal 2003 related to his promotion to executive officer.

(2)	This column includes amounts payable by Medtronic to Mr. Mahle in above-market interest under deferred compensation plan. Also included are payments to Mr. Hawkins, including $44,412 in connection with lease of a townhome to support Mr. Hawkins’ regular commute from Minneapolis to Santa Rosa, California, where the Company’s Vascular business is based, and a $24,000 business allowance in lieu of a perquisite program.

(3)	Mr. Collins holds restricted stock units pursuant to grants made in August 1997, October 2002 and October 2003. The 1997 units vested in fiscal 2003 and will be paid out upon Mr. Collins’ retirement. The 2002 and 2003 units will cliff vest 100% five years after the date of grant (100% vesting four years after the date of grant on the 2003 units in the event of death, disability or retirement) but will not be distributed until at least one year after Mr. Collins’ retirement. As of April 30, 2004, Mr. Collins held stock units representing the right to receive 388,248 shares (which reflects crediting of dividends) valued at approximately $19,590,997 (based on the closing stock price of $50.46 per share on April 30, 2004).

Messrs. Hawkins, Mahle and DeMane each hold restricted stock units pursuant to grants made in August 2003. These units will vest 50% three years after the date of grant and 50% four years after the date of grant but will not be distributed until after retirement. As of April 30, 2004, Messrs. Hawkins, Mahle and DeMane each held stock units representing the right to receive 60,933 shares (which reflects crediting of dividends) valued at approximately $3,074,680 (based on the closing stock price of $50.46 per share on April 30, 2004). As of April 30, 2004, Mr. Hawkins and Mr. DeMane each held 21,089 shares of restricted stock valued at $1,064,151 (based on a closing stock price of $50.46 per share on April 30, 2004).

(4)	“LTIP Payouts” column includes the value of both cash and stock earned upon payment of performance share awards as described in “Other Long-Term Incentive Awards” below. The column does not include the value of cash and/or long-term incentives that the executives elected to forgo in order to receive stock options granted in lieu of part or all of such compensation. Such amounts forgone by Messrs. Collins, Mahle and Ryan, respectively, for each of the three-year performance cycles ending in the following fiscal years were: fiscal 2004, $541,521, $102,727 and $213,073; fiscal 2003, $409,850, $168,924 and $176,857; fiscal 2002, $304,704, $118,726 and $269,461. Those stock options are included in the “Securities Underlying Options/ SARs” column. See “Report of the Compensation Committee on Fiscal 2004 Executive Compensation — Performance Shares” and “Stock Option Exchange Program” and “Option/ SAR Grants in Last Fiscal Year” below.

(5)	Amounts in this column for fiscal 2004 include the following: Medtronic contributed to each of the named executive officers $5,000 in shares of Medtronic stock under the employee stock ownership plan; Medtronic contributed $8,640, to each of the named executive officers, to match employee contributions under the 401(k) supplemental retirement plan; and Medtronic contributed $55,945, $12,738, $20,238, $16,990 and $12,999, to Messrs. Collins, Hawkins, Mahle, Ryan and DeMane, respectively, toward the right to receive shares of Medtronic stock under the non-qualified supplemental benefit plan.

Option/ SAR Grants In Last Fiscal Year

      The following table sets forth for each of the named executives the stock options granted by Medtronic in fiscal 2004 and the potential value of these stock options determined pursuant to Securities and Exchange Commission requirements. No stock appreciation rights were granted to the named executives in fiscal 2004.

						Potential Realizable Value at
						Assumed Annual Rates of
						Stock Price Appreciation For
	Individual Grants					Option Term

	Number of		% of Total
	Securities		Options/SARs	Exercise
	Underlying		Granted to	Or Base
	Options/SARs		Employees in	Price	Expiration	0%	5%	10%
Name	(#)		Fiscal Year	($/SH)	Date	($)	($)(4)	($)(4)

Mr. Collins	282,548	(1)	1.6	46.01	10/23/13	0	8,175,651	20,718,705
	42,927	(2)	0.3	50.46	4/30/14	0	1,362,246	3,452,200
Mr. Hawkins	65,204	(1)	0.4	46.01	10/23/13	0	1,886,707	4,781,285
Mr. Mahle	76,071	(1)	0.5	46.01	10/23/13	0	2,201,148	5,578,141
	8,144	(2)	0.1	50.46	4/30/14	0	258,442	654,942
Mr. Ryan	65,204	(1)	0.4	46.01	10/23/13	0	1,886,707	4,781,285
	16,891	(2)	0.1	50.46	4/30/14	0	536,019	1,358,378
	22,196	(3)	0.1	50.46	4/30/14	0	704,368	1,785,008
Mr. DeMane	65,204	(1)	0.4	46.01	10/23/13	0	1,886,707	4,781,285

(1)	These stock options granted to the named executive officers have an exercise price equal to the fair market value on the date of grant and vest annually in 25% increments.

(2)	These stock options were granted in lieu of all or part of the cash and/or stock compensation for the fiscal 2002-2004 performance cycle under Medtronic’s long-term incentive plan. Because the executives elected to forgo cash compensation to receive the options, which were granted on April 30, 2004, the options were 100% vested at grant. See “Report of the Compensation Committee on Fiscal 2004 Executive Compensation — Stock Option Exchange Program.”

(3)	These stock options were granted in lieu of the cash compensation for fiscal 2004 under Medtronic’s annual incentive plan. Because the executive elected to forgo cash compensation to receive the options, which were granted on April 30, 2004, the options were 100% vested at grant. See “Report of the Compensation Committee on Fiscal 2004 Executive Compensation — Stock Option Exchange Program.”

(4)	The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of Medtronic’s common stock price.

Aggregated Option/ SAR Exercises In Last Fiscal Year
     And Fiscal Year-End Option/ SAR Values

      The following table sets forth for each of the named executive officers, the value realized from stock options exercised during fiscal 2004 and the number and value of exercisable and unexercisable stock options and stock appreciation rights held at April 30, 2004.

			Number of
			Securities Underlying
			Unexercised	Value of
			Options/SARs	Unexercised in-the-Money
			at Fiscal	Options/SARs at
	Shares		Year-End (#)	Fiscal Year-End ($)(1)
	Acquired	Value
	on	Realized	Exercisable/	Exercisable/
Name	Exercise	($)	Unexercisable	Unexercisable

Mr. Collins	63,888	2,594,153	1,803,883/686,453	36,328,696/3,868,313
Mr. Hawkins	0	0	71,516/161,238	178,738/605,948
Mr. Mahle	48,624	2,099,505	476,396/204,842	7,237,379/1,085,477
Mr. Ryan	45,280	1,884,916	1,077,329/176,444	21,227,857/1,036,781
Mr. DeMane	115,000	2,927,318	171,284/125,136	2,651,750/607,725

(1)	Value of unexercised in-the-money options is determined by multiplying the difference between the exercise price per share and $50.46, the closing price per share on April 30, 2004, by the number of shares subject to such options. Amounts include stock options granted on April 30, 2004 in lieu of cash compensation for fiscal 2004 under Medtronic’s annual incentive plan and cash and/or stock compensation upon payment of performance share awards for the fiscal 2002-2004 performance cycle as described in “Other Long-Term Incentive Awards” below. See “Report of the Compensation Committee on Fiscal 2004 Executive Compensation — Stock Option Exchange Program.”

Other Long-Term Incentive Awards

      The following table sets forth the number of performance share units granted to each of the named executive officers in fiscal 2004 under Medtronic’s 1994 Stock Award Plan and the performance-based award formula under such Plan.

Long-Term Incentive Plans — Awards In Last Fiscal Year(1)

	Number of		Estimated Future Payouts Under
	Shares, Units	Performance or	Non-Stock Price Based-Plans
	or Other	Other Period
	Rights	Until Maturation	Threshold	Target	Maximum
Name	(#)	or Payout	(#)	(#)	(#)

Mr. Collins	22,797	4/26/03-4/28/06	4,560	22,797	41,035
Mr. Hawkins	5,242	4/26/03-4/28/06	1,049	5,242	9,436
Mr. Mahle	6,520	4/26/03-4/28/06	1,304	6,520	11,736
Mr. Ryan	6,456	4/26/03-4/28/06	1,292	6,456	11,621
Mr. DeMane	5,242	4/26/03-4/28/06	1,049	5,242	9,436

(1)	Payout of awards is based on achieving specified levels of designated performance objectives during a three-year performance cycle. Payout can range from 0% to 180% of units granted, with payouts ranging from 20% to 180% once a threshold level of performance is attained. Payout of 100% of the units granted represents the target payout. Half of the award is paid in Medtronic common stock, with the other half paid in cash or Medtronic common stock at the discretion of the Compensation Committee. The value of an award is determined when it is earned based on the average fair market value per share for the last 20 trading days of the performance cycle.

Equity Compensation Plan Information

      The following table provides information about Medtronic’s common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans in effect as of April 30, 2004, including the 1994 Stock Award Plan, the Medtronic Inc. 2003 Long-Term Incentive Plan, the 1995 Employees Stock Purchase Plan and the 1998 Outside Director Stock Compensation Plan.

	(a)	(b)	(c)

	Number of securities		Number of securities remaining
	to be issued	Weighted average	available for future issuance
	upon exercise	exercise price	under equity compensation
	of outstanding options,	of outstanding options,	plans (excluding securities
Plan Category(1)	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(2)	79,306,370	$41.69	76,650,458
Equity compensation plans not approved by security holders(3)	689,333	$34.77	2,382,969

(1)	The table does not include information regarding options, warrants or rights assumed in connection with acquisitions completed prior to April 30, 2004. In connection with such acquisitions, Medtronic has assumed options, warrants and rights to purchase securities of the acquired company that were outstanding at the time of the acquisition, and has treated these as options, warrants and rights to acquire Medtronic common stock based upon conversion ratios negotiated in each acquisition. As of April 30, 2004, 4,361,580 shares of Medtronic common stock were issuable upon the exercise of options, warrants and rights assumed in connection with acquisitions and the weighted average exercise price of such options, warrants and rights was $22.40 per share. No additional options, warrants or rights may be granted under the plans that govern options, warrants or rights assumed in connection with acquisitions.

(2)	Awards under the 1994 Stock Award Plan may consist of stock options, stock appreciation rights, performance shares, restricted stock and other stock-based awards, except that no more than 35% (approximately 35,980,000 shares) of all shares may be granted in the aggregate pursuant to restricted stock, performance share and other stock-based awards.

Column (a) includes 1,116,603 shares representing deferred, performance and restricted stock units. These shares increase the number of shares in Column (a) and decrease the number of shares in Column (c). Column (c) includes 11,359,061 shares available for issuance under the 1995 Employees Stock Purchase Plan.

(3)	The Medtronic, Inc. 1998 Outside Director Stock Compensation Plan (the “1998 Plan”) was approved by Medtronic’s Board of Directors and became effective in March 1998. Under the rules of the New York Stock Exchange, no shareholder approval was required for the 1998 Plan. The 1998 Plan provides that non-employee directors receive compensation as follows: (1) on the date of first becoming a director, the director receives a one-time stock option grant to purchase a number of shares equal to two times the amount of the annual retainer divided by the fair market value (“FMV”) of a share of Medtronic stock on the date of grant; (2) an annual retainer (and annual cash stipend for Committee chairs) which can be taken as 100% cash or 100% stock options at the director’s election; if options are chosen, the number of shares will equal four times the amount of the annual retainer (and annual cash stipend for Committee chairs) earned divided by the FMV of a share of Medtronic stock on the last day of the plan year; (3) an annual stock option grant on the first day of the plan year for Medtronic stock equal to the amount of the annual retainer divided by the FMV of a share of Medtronic stock on the date of grant; and (4) a number of deferred stock units on the last day of each plan year equal to the amount of the annual retainer earned divided by the average of the FMV of a share of Medtronic stock for the last 20 trading days during the plan year. All options vest 100% on the date of grant except that such options may not be exercised until the shareholders elect the director for the first time. The annual retainer described in item (2) above is reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year.

Pension Plan

      Medtronic’s pension plan is a defined benefit, tax qualified retirement plan covering most U.S. employees. It generally provides an annual benefit equal to a percentage of the average of the highest five consecutive years of compensation (including certain incentive compensation) during an employee’s participation in the plan, offset by a Social Security allowance as published each year by the Internal Revenue Service. The table below illustrates the annual benefits payable to participants who retire at age 65 with the indicated years of service with Medtronic and with the indicated five-year highest average annual compensation. The benefits have been calculated on a 50% joint and survivor annuity basis. The compensation considered in determining the pensions payable to the executive officers named in the Summary Compensation Table is the compensation shown in the “Salary” and “Bonus” columns of the Summary Compensation Table.

	Pension Plan Table
Highest Consecutive Five-Year	Years of Credited Service with Medtronic
Average Annual
Compensation(1)	15	20	25	30	35

$ 200,000	$32,871	$43,828	$54,785	$65,742	$76,699
400,000	69,351	92,468	115,585	138,702	161,819
600,000	105,831	141,108	176,385	211,662	246,939
800,000	142,311	189,748	237,185	284,622	332,059
1,000,000	178,791	238,388	297,985	357,582	417,179
1,200,000	215,271	287,028	358,785	430,542	502,299
1,400,000	251,751	335,668	419,585	503,502	587,419
1,600,000	288,231	384,308	480,385	576,462	672,539
1,800,000	324,711	432,948	541,185	649,422	757,659
2,000,000	361,191	481,588	601,985	722,382	842,779

(1)	Calculated by considering a participant’s compensation during the participant’s credited years of service. The credited years of service (rounded to the nearest whole year) for the executive officers named in the Summary Compensation Table were as follows at April 30, 2004: Mr. Collins, 12 years; Mr. Hawkins, 2 years; Mr. Mahle, 32 years; Mr. Ryan, 11 years; and Mr. DeMane, 5 years. Benefits are offset by a Social Security allowance as published each year by the Internal Revenue Service. The Internal Revenue Code imposes certain limits on the amount of benefits that may be paid from tax qualified pension plans like Medtronic’s plan. Medtronic’s non-qualified supplemental benefit plan has been established to restore benefits to executives who may be affected by those limits. The non-qualified supplemental benefit plan provides retirees with supplemental benefits so that, in general, they will receive total benefits equal to the level of benefits that would have been payable under Medtronic’s pension plan if the Internal Revenue Code limits had not been in effect and if the executive had not elected to defer compensation under Medtronic’s deferred compensation programs. The amounts shown in the pension plan table above include the retirement benefits provided under the non-qualified supplemental benefit plan.

Employment and Change in Control Arrangements

      Change in Control Arrangements. Medtronic’s executive officers, including those named in the Summary Compensation Table, have change in control agreements (the “Agreements”) with Medtronic. The Agreements operate only upon the occurrence of a “change in control” as described below. Absent a “change in control,” the Agreements do not require Medtronic to retain the executives or to pay them any specified level of compensation or benefits.

      Each Agreement provides that for three years after a “change in control” there will be no adverse change in the executive’s salary, bonus, opportunity, benefits or location of employment. If during this three-year period the executive’s employment is terminated by Medtronic other than for cause, or if the executive terminates his employment for good reason (as defined in the Agreements, and including compensation reductions, demotions, relocation and excess travel) or voluntarily during the 30-day period following the first anniversary of the “change in control,” the executive is entitled to receive payment of accrued salary and annual and long-term incentives through the date of termination and, except in the event of death or disability, a lump sum severance payment (“Lump Sum Payment”) equal to three times (two times in the event of voluntary termination by the executive in the aforementioned 30-day period) the sum of his or her base salary and annual bonus. The executive is also entitled to the continuation of certain insurance and other welfare plan benefits for a period of time not exceeding three (or, in certain cases, two) years. Further, if the executive is required to pay any federal excise tax on the payments associated with the change in control, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no such excise tax had been imposed.

      Generally, and subject to certain exceptions, a “change in control” is deemed to have occurred if: (a) a majority of Medtronic’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of Medtronic’s outstanding voting stock; or (c) Medtronic merges or consolidates with another party (other than certain limited types of mergers), or exchanges shares of voting stock of Medtronic for shares of another corporation pursuant to a statutory exchange, sells or otherwise disposes of all or substantially all of Medtronic’s assets, or is liquidated or dissolved.

      In addition, similar events also constitute a “change in control” under certain of Medtronic’s compensation plans. If a “change in control” of Medtronic occurs, awards under Medtronic’s annual incentive plans will accelerate and, subject to certain limitations set forth in the plan, each participant will be entitled to a final award based on certain assumptions as to target performance and salary. Medtronic’s long-term incentive plans and related agreements provide that in the event of a “change in control” of Medtronic, all stock options will become immediately exercisable in full, all restrictions under outstanding restricted stock or units will immediately lapse, and performance share awards will immediately vest and pay out in a pro rata amount based on the portion of the performance period elapsed prior to the “change in control” and on certain assumptions as to the anticipated performance which would have been achieved during the remainder of the performance period.

      If a “change in control” occurs, subject to certain limitations, Medtronic’s contributions to the employee stock ownership plan for that year will equal the greater of Medtronic’s target percentage contribution (currently 2.5% of aggregate covered employee compensation in fiscal 2004) or, if a “change in control” occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the “change in control” and disregarding the effects of the “change in control.” If a “change in control” occurs during a plan year, subject to certain limitations, Medtronic’s matching contribution to the 401(k) supplemental retirement plan shall equal the greater of Medtronic’s target percentage matching contribution (currently 75% of the first 6% of a participant’s contribution in fiscal 2004), or if the “change in control” occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the “change in control” and disregarding the effects of the “change in control.”

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Medtronic’s financial reporting; the independence, qualifications, and performance of Medtronic’s independent auditors and the performance of the internal auditor; and Medtronic’s compliance with legal and regulatory requirements. The Audit Committee consists of the four members listed below, and each is an independent director under NYSE listing standards and, in accordance with SEC and NYSE requirements, meets additional independence standards applicable to audit committee members. All of the members of the Audit Committee qualify as “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee has a written charter describing its functions which was amended and approved by the Board in February 2004 and is set forth in Appendix A to this Proxy Statement.

      Medtronic’s management is responsible for preparing Medtronic’s financial statements and the overall reporting process, including Medtronic’s system of internal controls. The Audit Committee is directly responsible for the compensation, appointment and oversight of Medtronic’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The auditors report directly to the Audit Committee and are responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee also meets privately in separate executive sessions periodically with management, internal audit and the independent auditors.

      In this context, the Audit Committee has held discussions with management and the independent auditors. Management represented to the Audit Committee that Medtronic’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended. The independent auditors provided to the Audit Committee the written disclosures and letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors their independence.

      Based on the considerations above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Medtronic’s Annual Report on Form 10-K for fiscal 2004 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers LLP as Medtronic’s independent auditors for fiscal 2005. Audit and any permitted non-audit services provided to Medtronic by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee.

AUDIT COMMITTEE:

Jean-Pierre Rosso, Chair Michael R. Bonsignore	Denise M. O’Leary Jack W. Schuler

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as independent auditors for Medtronic for the fiscal year ending April 29, 2005. Although not required, the Board of Directors wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

      The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of Medtronic’s annual financial statements for the fiscal years ended April 25, 2003 and April 30, 2004, and fees billed for other services rendered by PricewaterhouseCoopers LLP.

	2003	2004

Audit(1)	$2,627,000	$3,049,000
Audit-Related Fees(2)	$656,000	$380,000
Tax Fees(3)	$1,847,000	$1,798,000
All Other Fees(4)	$208,000	$68,000

(1)	Audit services consisted principally of assistance with Medtronic’s domestic and international GAAP audits, statutory audits, review of registration statements and Medtronic’s issuance of debentures.

(2)	Audit-related services consisted principally of assistance with matters related to audits of employee benefits plans, assistance to internal audit, and due diligence and technical accounting consulting and research.

(3)	Tax advisory services were provided principally for assistance with transfer pricing and tax compliance. The 2004 tax fees include $956,000 related to a sales and use tax refund for services performed in fiscal years 2002 and 2003.

(4)	In June 2002, the Audit Committee determined that Medtronic will engage PricewaterhouseCoopers LLP for audit, audit-related and tax advisory services only. A limited number of other non-audit services already underway with PricewaterhouseCoopers LLP were permitted to be continued to be handled by them through completion. These services consisted primarily of consulting services for patient-related information systems and project management.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

PROPOSAL 3 — SHAREHOLDER PROPOSAL REGARDING ELIMINATION

OF CHARITABLE CONTRIBUTIONS

      Mr. Raymond B. Ruddy, 26 Rolling Lane, Dover, MA 02030, who owns 85 shares of Medtronic common stock, has notified us that he intends to propose the following resolution at the 2004 Annual Meeting:

      “Resolved, the shareholders recommend to the board of directors of Medtronic, Inc. to cease making charitable contributions.

      Supporting Statement: Thomas Jefferson, once wrote, ‘To compel a man to furnish contributions for money for propagation of opinions which he believes is sinful and tyrannical.’ Choice is a popular word in our culture. Noble Prize winning economist and long time critic of corporate charitable contributions, Milton Friedman, writes about the importance of choice in his book, Free to Choose. By making charitable contributions at the corporate level we have usurped the right and duty of individuals to support causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what choice is all about, i.e., abortion. Today there are a number of prominent charities advocating for abortion and, in at least one case, Planned Parenthood, actually performing abortions. Other charities, often times involved in research for cures of disease, may advocate the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point today, many charities are involved in activities that are divisive and not universally supported. Medtronic, Inc. employees and shareholders represent a broad range of interests. It is impossible to be sensitive to the moral, religious and cultural sensitivities to so many people. Rather than compel our stakeholders to support potentially controversial charitable groups we should refrain from giving their money away to them. Let each person choose. The importance of individual choice and the importance of each individual cannot be underestimated.”

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

      The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

      Medtronic’s business is restoring people to full and healthy lives. We do this by carrying out our Mission — to alleviate pain, restore health and extend life — and through the contributions we make to the communities in which we live and work. These charitable contributions are key to fulfillment of our Mission’s tenet: “To maintain good citizenship as a company.”

      Since its inception more than 25 years ago, the Medtronic Foundation has made grants to health, education and community organizations worldwide. We are expanding our community giving to improve the health of people with chronic diseases, educate future generations of scientific innovators, and enhance the communities where we do business. In all our efforts, programs that serve socio-economically disadvantaged people are a top priority.

      The Medtronic Foundation’s charitable contributions support employees’ community involvement by matching their contributions to educational institutions and rewarding their volunteer involvement. The company also donates products for people in need through international medical relief organizations. We believe contributing to communities is the right thing to do, and it enables us to build strong and valuable relationships with key stakeholders as well as employees. These relationships are important for the continued growth and success of our business.

      With our strong commitment to the Medtronic Mission, and our belief that with success comes a responsibility to give back to our communities, it is therefore recommended that the shareholders of Medtronic vote against this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

OTHER INFORMATION

Expenses of Solicitation

      Medtronic will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of Medtronic, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.

      Medtronic has retained Mellon Financial Corporation, a firm that provides professional proxy soliciting services, to aid in the solicitation of proxies for a fee of $11,000 plus reimbursement for certain out-of-pocket expenses.

Shareholder Proposals and Director Nominations

      In order for a shareholder proposal to be considered for inclusion in Medtronic’s proxy statement for the 2005 Annual Meeting, the written proposal must be received by the Corporate Secretary at Medtronic’s offices no later than March 25, 2005. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

      Medtronic’s articles of incorporation provide that a shareholder may present a proposal or nominee for director from the floor that is not included in the proxy statement if proper written notice is received by the Corporate Secretary at Medtronic’s offices not less than 50 nor more than 90 days prior to the Annual Meeting date. If less than 60 days notice of the meeting date is given, the submission will be considered timely if it is received by the 10th day after notice of the meeting is given. Any such proposal or nomination must provide the information required by Medtronic’s articles of incorporation and comply with any applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, Medtronic may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal or nomination.

      All submissions to, or requests from, the Corporate Secretary should be made to Medtronic’s principal offices at 710 Medtronic Parkway, Minneapolis, Minnesota 55432.

Delivery of Documents to Shareholders Sharing an Address

      The Securities and Exchange Commission recently adopted amendments to its rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding”, can result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address unless Medtronic has received contrary instructions from one or more of the shareholders. Medtronic will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request by contacting ADP, either by calling toll-free (800) 542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Medtronic’s shares and wish to receive only one copy of the Proxy Statement and Annual Report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other

      Medtronic’s 2004 Annual Report, including financial statements, is being sent to shareholders of record as of July 2, 2004, together with this Proxy Statement.

      MEDTRONIC WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS DEPARTMENT, MEDTRONIC, INC., 710 MEDTRONIC PARKWAY, MINNEAPOLIS, MINNESOTA 55432.

      The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

Ronald E. Lund
Secretary
MEDTRONIC, INC.

Appendix A

MEDTRONIC, INC.

BOARD OF DIRECTORS
AUDIT COMMITTEE CHARTER
(As amended through February 27, 2004)

Purpose

The purpose of the Audit Committee is to represent and assist the Board of Directors in its oversight of (1) the integrity of the financial reporting of the Company, (2) the independence, qualifications and performance of the Company’s external auditor and the performance of the internal auditors and (3) the Company’s compliance with legal and regulatory requirements. The Audit Committee also prepares the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Members

The Audit Committee shall consist of at least three members of the Board who satisfy the independence requirements for directors and audit committee members under the rules of the New York Stock Exchange, as such requirements are interpreted by the Board in its business judgment. The Board shall designate one member as Chairman or delegate authority to designate a Chairman to the Audit Committee. Each member of the Audit Committee shall be financially literate and at least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Outside Advisors

The Audit Committee shall have the authority to retain such outside legal, accounting or other consultants or advisors as it determines appropriate to assist it in the performance of its functions, or to advise or inform the Committee. The Committee may also meet with investment bankers and financial analysts. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor and to any advisors retained by the Audit Committee.

Duties and Responsibilities

On behalf of the Board, the Audit Committee shall, among its duties and responsibilities:

1.	Review the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, significant issues and judgments regarding accounting and auditing principles and practices, and the effect of regulatory and accounting initiatives on the Company’s financial statements, and recommend to the Board whether the financial statements should be included in the Form 10-K. The review of the annual audited financial statements also includes a review of any transactions as to which management obtained a letter pursuant to Statement on Auditing Standards No. 50.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to filing the Form 10-Q, including the results of the independent auditor’s review of them and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

3.	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

4.	Meet periodically with management to review the Company’s major financial and business risk exposures and the steps management has taken to monitor and control such exposures.

5.	The Audit Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent auditor. In this regard, the Audit Committee shall appoint and retain, subject to approval by the Company’s shareholders, compensate, evaluate, and terminate when appropriate, the independent auditor, which shall report directly to the Audit Committee.

6.	Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor and establish policies and procedures for the engagement of the independent auditor to provide auditing and permitted non-audit services.

7.	Obtain and review, at least annually, a report by the independent auditor describing the independent auditor’s internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

8.	Consider at least annually the independence of the independent auditor, and receive from and discuss with the independent auditor the auditor’s report regarding its independence.

9.	Meet with the independent auditor prior to the audit to review the scope and planning of the audit.

10.	Review with the independent auditor the results of the annual audit examination, and any issues the auditor may have encountered in the course of its audit work and management’s response. This review should include, among other things, any management letter, any restrictions on the scope of activities or access to required information, and changes required in the planned scope of the internal audit.

11.	Discuss with management the Company’s earnings press releases and corporate policies with respect to earnings releases and financial information and earnings guidance provided to analysts and rating agencies.

12.	Receive reports from the independent auditor and management regarding, and review the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Audit Committee by the independent auditor, the internal auditor or management. Receive reports from managements regarding, and review the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

13.	Review with the independent auditor and the internal auditor the scope and results of the internal audit program, including responsibilities and staffing, and review the appointment and replacement of the director of the internal audit department.

14.	Review candidates for the positions of chief financial officer and controller of the Company.

15.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.	Establish policies for hiring employees and former employees of the independent auditor.

17.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

18.	Review with the Company’s General Counsel and independent auditor (1) legal matters that may have a material impact on the financial statements, (2) any fraud involving management or other employees who have a significant role in the Company’s internal controls, (3) compliance policies, and (4) any material reports or inquiries received from regulators, governmental agencies or employees that raise material issues regarding the Company’s financial statements and accounting or compliance policies.

19.	Review this Charter annually and recommend any changes to the Board for approval.

20.	Review the Audit Committee’s own performance annually.

Meetings

The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet with the chief financial officer, the controller, the director of the internal audit department and the independent auditor in separate executive sessions periodically. The Audit Committee shall report its activities to the Board regularly.

UC200500924 EN

This Proxy is Solicited by the Board of Directors of

MEDTRONIC, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 26, 2004

The undersigned, revoking all other proxies heretofore given, hereby acknowledges receipt of the proxy statement and hereby appoints Arthur D. Collins, Jr. and Ronald E. Lund, or either of them, as proxies to represent the undersigned, with full power of substitution in each, and hereby authorizes them to vote all shares of common stock of Medtronic, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Medtronic, Inc., to be held on Thursday, August 26, 2004 at 10:30 a.m. (Central Daylight Time), at the Medtronic World Headquarters at 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota and any adjournments and postponements thereof.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on July 2, 2004.

THIS BALLOT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL NOMINEES NAMED IN PROPOSAL ONE (ELECTION OF DIRECTORS), “FOR” PROPOSAL TWO AND “AGAINST” PROPOSAL THREE. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON SUCH OTHER MATTERS AS THE PROXIES NAMED HEREIN, IN THEIR SOLE DISCRETION, MAY DETERMINE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES AND

RATIFICATION OF PRICEWATERHOUSECOOPERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING

ELIMINATION OF CHARITABLE CONTRIBUTIONS.

(To be Signed on Reverse Side)

710 MEDTRONIC PARKWAY, MS LC310 MINNEAPOLIS, MN 55432-5604

If you cannot attend the Meeting, you may vote your shares over the Internet or by telephone, or by completing and promptly returning the enclosed proxy card in the envelope provided. Internet and telephone voting procedures are described below.

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Medtronic, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MDTRN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDTRONIC, INC.

     Vote On Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ALL NOMINEES.

To withhold authority to vote for any nominee,
		For	Withhold	For All	mark “For All Except” and write the nominee’s
1.	To elect three Class III directors for three-year terms.	All	All	Except	number on the line below.
01) William R. Brody, M.D., Ph.D., 02) Arthur D. Collins, Jr.,
	03) Antonio M. Gotto, Jr., M.D., D. Phil.	☐	☐	☐

Vote On Proposals

	For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3, WHICH WAS SUBMITTED BY A SHAREHOLDER.	For	Against	Abstain

3. To consider and act upon a shareholder proposal regarding elimination of charitable contributions.	☐	☐	☐

*NOTE* Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box
and write them on the back where indicated	☐

NOTE: Signature should agree with name on stock
certificate as printed thereon. Executors,
administrators, trustees and other fiduciaries should
so indicate when signing.

Signature [PLEASE SIGN WITHIN BLOCK]	Date	Signature (Joint Owners)	Date